Exhibit 4.36

Dated as of 25 January 2013

MARITIME FANTASY SHIPPING LIMITED
MARITIME FIESTA SHIPPING LIMITED
MARITIME FIGHTER SHIPPING LIMITED
MARITIME FREEWAY SHIPPING LIMITED
(as Borrowers)

and

MARITIME CAPITAL SHIPPING LIMITED
(as Guarantor)

and

DVB GROUP MERCHANT BANK (ASIA) LTD.
(as Agent)

and

GREEN EAGLE OPCO LLC
(as Nominated Party)

and

DVB GROUP MERCHANT BANK (ASIA) LTD.
CREDIT SUISSE AG
UNITED OVERSEAS BANK LIMITED
(as Lenders)

____________________________________________

SETTLEMENT AGREEMENT

_____________________________________________

M A Y E R ♦ B R O W N
J S M

H O N G  K O N G

THIS AGREEMENT  is dated as of 25 January 2013 and made between:

(1)	(a)	MARITIME FANTASY SHIPPING LIMITED;
	(b)	MARITIME FIESTA SHIPPING LIMITED;
	(c)	MARITIME FIGHTER SHIPPING LIMITED; and
	(d)	MARITIME FREEWAY SHIPPING LIMITED,
as borrowers (collectively, the "Borrowers" and each a "Borrower");

(2)	MARITIME CAPITAL SHIPPING LIMITED, as guarantor (the "Guarantor");

(3)	DVB GROUP MERCHANT BANK (ASIA) LTD., as agent (the "Agent");

(4)
GREEN EAGLE OPCO LLC, a limited liability company incorporated in the Republic of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as nominated party (the "Nominated Party"); and

(5)	(a)	DVB GROUP MERCHANT BANK (ASIA) LTD.;
	(b)	CREDIT SUISSE AG; and
	(c)	UNITED OVERSEAS BANK LIMITED,
as lenders (collectively, the "Lenders").

WHEREAS:-

(A)
By a loan agreement dated 19 October 2007, as amended and supplemented by a supplemental agreement dated 20 May 2010 (together with all other amendments and supplements thereto from time to time, the "Loan Agreement") and made between (i) the Borrowers, as joint and several borrowers, (ii) DVB Group Merchant Bank (Asia) Ltd., Credit Suisse AG and United Overseas Bank Limited, as arrangers, (iii) the Agent, as agent, security agent and account bank, (iv) DVB Bank SE (formerly known as DVB Bank AG) (the "Swap Provider"), as swap provider and (v) the Lenders, as lenders, the Lenders have made available to the Borrowers, jointly, a loan facility of up to $97,254,500 in four advances, for the purpose of financing part of the acquisition cost of the Ships (as defined in the Loan Agreement) upon the terms and conditions contained therein.

(B)
One or more of the Borrowers and the Swap Provider have entered into a master swap agreement dated 22 October 2007 to hedge the interest payable to the Lenders under the Loan Agreement against interest rate fluctuations upon the terms and conditions contained therein.  As at the date of this Agreement, the Swap Exposure is zero.

(C)
Prior to the date of this Agreement, certain events of potential non-compliance and potential Events of Defaults (or events of non-compliance and Events of Default, as the case may be) have occurred and are continuing.

(D)
Prior to the date of this Agreement the Lenders and the Swap Provider agreed that neither the Lenders nor the Swap Provider would enforce their rights or exercise any remedy under the Loan Agreement, the Master Swap Agreement or any Security Document in respect of the events of potential non-compliance and potential Events of Default (or events of non-compliance and Events of Default, as the case may be) already disclosed by the Borrowers to the Agent or the Lenders unless and until (a) any Borrower, the Guarantor or Seanergy Maritime Holdings Corp. ("Seanergy") (i) commences or is placed into a proceeding under Title 11 of the United States Code or makes or is placed into a similar filing or proceeding or (ii) becomes subject to an order of a court of competent jurisdiction appointing a receiver, liquidator or trustee of its assets or any part of it, or a decree of the court adjudicating such Borrower, the Guarantor or Seanergy a bankrupt, or declaring such Borrower, the Guarantor or Seanergy insolvent or (iii) files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to, or fails to contest, the appointment of a receiver or receivers of all or any part of its assets or (iv) becomes subject to any petition proposing the reorganisation of such Borrower, the Guarantor and/or Seanergy pursuant to any bankruptcy statute or similar law being filed against it (each a "Relevant Event") or (b) the date of 26 January 2013 or (c) there is a claim reinstatement as more particularly described in Clause 6.2 hereof, whichever is the earlier.

(E)
As no Relevant Event has occurred as at the date of this Agreement, the Parties are entering into this Agreement to record the terms and conditions upon and subject to which they hereby agree the settlement of the Outstanding Indebtedness, and the extinguishment of the Guarantor's liabilities under the Guarantee.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITION AND INTERPRETION

1.1	Definitions

Words and expressions defined in the Loan Agreement shall unless the context otherwise requires have the same meanings when used in this Agreement. In this Agreement, unless the context otherwise requires:-

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

"Agreed Surplus" means one million three hundred and forty five thousand Dollars ($1,345,000);

"Borrowers' Equity Consideration" means the Initial Borrowers' Equity Consideration as increased by the Nominated Party pursuant to Clause 3.2(c);

"Closing Date" means 29 January 2013 or such other date as the Parties may agree;

"Company Cash" means all residual cash held or received on or before, and all outstanding receivables up to, the Closing Date by any of the Borrowers or the Guarantor (or any of their Subsidiaries or Affiliates) in relation to the Ships only and after deduction of all operating expenses relating to the Ships which are reasonably and properly for the account of the Borrowers and incurred up to the Closing Date; the particulars of such outstanding receivables and the relevant debtor(s) are set out in the outstanding receivable list attached hereto as Schedule 3;

"Deficiency Claim" means the claim against the Borrowers which is guaranteed by the Guarantor for the balance of the Outstanding Indebtedness determined in accordance with Clauses 3.4 or 3.5, as the case may be;

"Encumbered Fair Market Equity Value" has the meaning ascribed to it in Clause 3.1(a);

"Finance Parties" means, collectively, the Agent, the Lenders and the Swap Provider;

"Guarantee" means the Deed of Guarantee dated 20 May 2010 made by the Guarantor in favour of the Lenders and the Agent;

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

"Initial Borrowers' Equity Consideration" means the sum of twenty five million Dollars ($25,000,000);

"Outstanding Indebtedness" has the meaning ascribed to it in the Mortgage;

"Parties" means, collectively, the Borrowers, the Guarantor, the Agent and the Lenders, and a "Party" means any of them;

"Share Transfer Documents" means an instrument of transfer, letters of resignation from the directors and officers and such other documents as are reasonably necessary in order to transfer the Shares in respect of each of the Borrowers (and to change their directors and officers) to the Nominated Party (or its nominee);

"Shares" has the meaning ascribed to it in the Share Pledge.

1.2	Construction

The provisions of clause 1.4 of the Loan Agreement apply to this Agreement as though set out in full, except that references to the Loan Agreement are to be construed as references to this Agreement.

1.3	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

1.4	Successors and Assigns

The expressions "Borrower" and "Guarantor" will where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

1.5	No Agent Liability

Nothing in this Agreement shall be construed as imposing any liability on the Agent or the other Finance Parties for performance by any third party buyer or the Nominated Party of its obligations to complete, or its failure to complete the transfer of the Shares.

1.6	No Release

No failure by any third party buyer to perform any of its obligations in respect of the transfer of the Shares, shall relieve or excuse any Borrower or the Guarantor from any of its continuing obligations or be construed as a waiver of the Agent's rights or powers to declare a Default under the Loan Agreement, the Master Swap Agreement or any of the other Security Documents, save as expressly provided herein. Notwithstanding the generality of the foregoing, the Agent (on behalf of the Lenders) agrees not to make any claims or exercise its rights under the Loan Agreement, the Master Swap Agreement or any of the other Security Documents against any Borrower, unless or until (a) any of the circumstances mentioned in Clause 6.2 has occurred or (b) a Relevant Event has occurred or (c) the date of 30 January 2013, whichever is the earlier.

2.	Settlement of the Outstanding Indebtedness

2.1	Settlement

(a)
As settlement of the Outstanding Indebtedness and the Swap Exposure (if any) by the Borrowers and for the full and final discharge of the Guarantor's liabilities under the Guarantee, the Borrowers and the Guarantor agree on the Closing Date to:-

(i)
apply all cash held in the Accounts towards prepayment of the Loan in accordance with the voluntary prepayment provisions pursuant to clause 4.2 of the Loan Agreement. All the moneys received pursuant to this Clause 2.1(a)(i) shall be applied in the manner set out in clause 13.1 of the Loan Agreement; and

(ii)	dispose of the Shares in accordance with the provisions of Clause 3; and

(iii)
apply the Company Cash and the Agreed Surplus toward the payment or satisfaction of the Deficiency Claim dollar for dollar for each dollar of cash turned over until all the available Company Cash (received or held on or after the Closing Date) and the Agreed Surplus have been turned over (although the Agent may retain one hundred thousand Dollars ($100,000) in the relevant Operating Account for each Ship to meet operating expenses and other working capital requirements of the Borrowers, it being understood that such amounts shall be counted as applied toward the payment or satisfaction of the Deficiency Claim dollar for dollar).

(b)
In consideration of the Borrowers' and the Guarantor's agreement to settle in accordance with Clause 2.1(a), and for other good and valuable consideration, the Borrowers shall be released from all liability in respect of the Outstanding Indebtedness, the Swap Exposure and the Deficiency Claim, and the Guarantor shall be released from all liability in respect of its obligations under the Guarantee and the Deficiency Claim, upon the completion of the settlement transaction and the application of monies as contemplated in Clause 2.1(a), and provided that the Agent shall have received all of the documents referred to in Clause 7 on or prior to the date of this Agreement. Any surplus in the Company Cash or the Agreed Surplus remaining after the payment of the Deficiency Claim in full shall be released and become available funds for the use of the Guarantor.

2.2	Borrowers' and Guarantor's right to sell

Without prejudice to Clause 3.2, and in consideration of the agreements of the Borrowers and the Guarantor herein contained, the Agent and the Nominated Party hereby agree that the Borrowers and the Guarantor may market for sale all of the Shares or the Ships and, subject to the Agent's consent (acting on instructions of the Majority Lenders), any such sale may be concluded prior to the Closing Date (or such later date as the Agent may agree) on terms approved by the Agent (acting on instructions of the Majority Lenders) and at a price which shall in any event be not less than the twenty five million Dollars ($25,000,000) or such greater sum as the Nominated Party may stipulate, subject to the application of the net proceeds of sale of the Shares or the Ships, any Company Cash and (if not already paid) the Agreed Surplus towards payment of the Outstanding Indebtedness upon completion of such sale.

3.	Disposal of the Shares

3.1	Fairness Opinions

(a)
Prior to the transfer or sale of any Shares by the Guarantor, up to two independent valuers or advisers mutually agreed by the Guarantor and the Agent will be engaged or instructed by either the Guarantor or the Agent to give a fairness opinion to the Lenders and the Guarantor on the share sale transaction which will be based on the fair market value of the Shares taking into consideration the Fair Market Value of the Ships subject to the value of any other assets of the Borrowers (if any) and the Outstanding Indebtedness (the "Encumbered Fair Market Equity Value").  For this purpose, the valuation of the Fair Market Value of the Ships shall be made on the same terms as comprised in the definition of Fair Market Value save that it shall include on a discounted basis the benefit of any existing charter.

(b)
All costs in connection with the Agent obtaining its first fairness opinion from an independent valuer or adviser shall be borne by the Guarantor. The costs of obtaining the second fairness opinion, if required by the Agent, shall be borne by the Agent.

(c)	If two fairness opinions are obtained by either the Guarantor or the Agent, then the Encumbered Fair Market Equity Value shall be the average of the two fairness opinions.

3.2	Purchase Price of the Shares

(a)
On the date of this Agreement, the Nominated Party shall be deemed to have declared the Initial Borrowers' Equity Consideration to the Guarantor as the purchase price of the Shares, and the Borrowers and the Guarantor shall disclose to the Agent and the Nominated Party all the offers received prior to or following the date of this Agreement from third party buyers who have offered to acquire the Shares from the Guarantor (if any).

(b)	The Agent (on the instruction of the Lenders) may consent to a sale of the Shares to:-

(i)
a third party buyer, if the price offered by it for the acquisition of all the Shares exceeds the Initial Borrowers' Equity Consideration or, pursuant to Clause 3.2(c), any subsequent Borrowers' Equity Consideration; or

(ii)	in any other case, the Nominated Party,

and thereafter the Lenders shall be deemed to have declared, made and/or maintained a claim against the Guarantor in respect of the Guarantor's obligation arising from the Deficiency Claim, subject to the terms of the Guarantee.

(c)
At any time prior to the giving of the Agent's consent pursuant to Clause 3.2(b), the Nominated Party shall have the option to increase the value attributed to the Initial Borrowers' Equity Consideration or any subsequent Borrowers' Equity Consideration to any level, or to exceed any offer made by a third party buyer for the acquisition of the Shares.

3.3	Share Sale Agreement

(a)	Upon the giving of the Agent's consent under Clause 3.2(b)(ii), the Guarantor and the Nominated Party, will, on the Closing Date, conclude the sale and purchase of the

Shares pursuant to the Share Transfer Documents and the terms set forth in Schedule 1.

(b)
The Guarantor undertakes to cooperate with the Lenders, the Agent and the Nominated Party (if applicable) to effect and complete a transfer of the Shares to the Nominated Party or the third party buyer, as the case may be, on the Closing Date.

3.4	Sale of Shares to the Third Party Buyer

If the Agent (on the instruction of the Lenders) consents to a sale of the Shares to a third party buyer, then, on the Closing Date, the net proceeds of sale of the Shares paid by such third party buyer shall be deposited into the account or accounts nominated by the Agent whereupon they shall be immediately applied by the Borrowers as a voluntary prepayment to reduce dollar for dollar against the Outstanding Indebtedness in accordance with the prepayment provisions under clauses 4.2, 4.4 and 4.5 of the Loan Agreement. The Deficiency Claim shall be equal to the difference between the Outstanding Indebtedness (as reduced by the prepayment pursuant to Clause 2.1(a)(i)) and the net proceeds of sale of the Shares paid by the third party buyer.

3.5	Sale of Shares to the Nominated Party

If the Agent (on the instruction of the Lenders) consents to the sale of the Shares to the Nominated Party, then the Shares shall be sold by the Guarantor to the Nominated Party at a purchase price of the higher of One Dollar ($1.00) and the Encumbered Fair Market Equity Value. The net proceeds of sale shall be deposited into the account or accounts nominated by the Agent whereupon they shall be applied by the Borrowers as a voluntary prepayment to reduce dollar for dollar against the Outstanding Indebtedness in accordance with the prepayment provisions under clauses 4.2, 4.4 and 4.5 of the Loan Agreement. The Deficiency Claim shall be equal to the difference between the Outstanding Indebtedness (as reduced by the prepayment pursuant to Clause 2.1(a)(i)) and the Initial Borrowers' Equity Consideration or the Borrowers' Equity Consideration, whichever is the higher.

3.6	Forgiveness of the Shareholders' Loans and Other Encumbrance

Upon the sale of the Shares pursuant to Clause 3.2(b) on the Closing Date :-

(a)
the Guarantor and the Borrowers hereby unconditionally and irrevocably agree to waive and forgive all outstanding shareholders' and intra-group loans and all interest accrued thereon owed to the Guarantor or any of the Borrower by any of the Borrowers, and the Guarantor and any relevant Borrower shall discharge and release all Encumbrances created or made against any Borrower and the relevant Ship with a copy of such agreement being promptly made available to the Lenders; and

(b)
the Shares and the assets owned by the Borrowers (including but not limited to the Ships) shall be free of all Encumbrances other than the loan outstanding (including accrued interest and costs) under the Loan Agreement, the Master Swap Agreement, the Security Documents and/or, with respect to the Ships, the respective Approved Charter.  The Guarantor and the Borrowers shall confirm that all other Encumbrances have been settled in accordance with Clause 5.7(a) of this Agreement.

3.7	Limit on the Deficiency Claim

In consideration of the Guarantor agreeing to sell and dispose of the Shares in accordance with this Clause 3, the Guarantor's liability under or arising from the Deficiency Claim shall not exceed the aggregate of (A) the Agreed Surplus and (B) the Company Cash, provided that the Lenders shall have the right to assert the Deficiency Claim in full against the Guarantor in the event that the Guarantor has refused and/or failed to pay or remit the Agreed Surplus and/or the Company Cash (or any part thereof) upon the Lenders' or the Agent's (on the instruction of the Lenders) first written demand.  Upon consummation of the transactions as contemplated in Clause 2.1(a), the Guarantor's and the Borrowers' liabilities shall be discharged and extinguished and the Deficiency Claim shall be deemed settled, unless any of the circumstances mentioned in Clause 6.2 has occurred.

4.	Undertakings

4.1	Interest

Notwithstanding any provisions of this Agreement, interest on the Outstanding Indebtedness shall continue to accrue at the default interest rate determined in accordance with the terms of the Loan Agreement.

4.2	Lenders' Costs

(a)
The Borrowers and the Guarantor jointly undertake to reimburse and indemnify the Finance Parties and the Nominated Party for all legal and other fees and expenses incurred in connection with or arising out of this Agreement and/or owing under the Loan Agreement, the Master Swap Agreement and/or the Security Documents on or prior to the Closing Date.

(b)	The release to be provided under this Agreement shall not release the Borrowers or the Guarantor from any obligations under Clause 4.2(a).

(c)	The Lenders will exercise all reasonable endeavours to keep the fees and expenses at a reasonable level.

(d)
The Borrowers and the Guarantor acknowledge and agree that the fees and expenses referred to in Clause 4.2(a). shall be reimbursed or paid from funds other than the cash in the Accounts, the Agreed Surplus or the Company Cash.

5.	Representations and Warranties

Each Borrower and, where explicitly stated herein below, the Guarantor represents and warrants that:-

5.1	The Outstanding Indebtedness

As of the date of this Agreement, the total Outstanding Indebtedness is no more than thirty two million three hundred sixty eight thousand six hundred eighty Dollars and twenty nine cents ($30,287,433.99).

5.2	Cash in the Accounts

As of the date of this Agreement, a total sum of not less than two million four hundred thirty thousand eight hundred fifty eight Dollars and sixty three cents ($557,031.23) is being held in the Accounts, which are subject to the first priority charge made in favour of the Security Agent pursuant to the Accounts Charge.

5.3	Binding Obligations

As of the date of this Agreement, the Loan Agreement, the Master Swap Agreement, the Security Documents and any other related documents in connection with the Loan and the Swap Exposure are and remain valid, binding and enforceable and are not subject to any defences or counterclaims under law or equity. The Guarantor acknowledges that the Guarantee and any other related documents in connection with the Guarantee remain valid, binding and enforceable and are not subject to any defences or counterclaims under law or equity.

5.4	No Encumbrance

(a)
Until the closing of any of the transactions contemplated in this Agreement, and unless the Mortgages are discharged by the Security Agent on the instructions of the Lenders, each Mortgage remains registered against the relevant Ship in the relevant Registry and constitutes a valid first preferred mortgage lien on the relevant Ship. The Borrowers have not permitted any Encumbrance (other than Permitted Encumbrances) to subsist, arise or be created or extended over the Ships or otherwise in contravention of the negative undertaking pursuant to clause 8.3.1 of the Loan Agreement; and

(b)
As of the date of this Agreement the Guarantor acknowledges that (i) the Share Pledges constitute valid and legally binding obligations of the Guarantor and (ii) it has not created or permitted to subsist any Encumbrance (other than Permitted Encumbrances) on or over the Shares or any part thereof or interest therein or otherwise in contravention of the negative undertaking pursuant to clause 4.2.4 of each Share Pledge.

5.5	Potential Defaults by the Borrowers

As of the date of this Agreement certain potential defaults by the Borrowers exist under the Loan Agreement that would be Events of Default upon notice being provided by the Agent.  Unless a forbearance or waiver is received from the Majority Lenders, the Borrowers are unable to comply with certain terms of the Loan Agreement.

5.6	Marketing of the Ships

The Borrowers have marketed the Ships to obtain offers in the open market.  The Borrowers acknowledge that there is a negative undertaking of the Borrowers pursuant to clause 8.3.3 of the Loan Agreement that the Borrowers will not sell, transfer, abandon, lend or otherwise dispose of the Ships without the prior written consent of the Agent (acting on the instructions of the Majority Lenders). Based upon such marketing, the highest indicative offer the Borrowers have received for the Ships as of the date of this Agreement does not exceed an aggregate purchase price of twenty five million Dollars ($25,000,000) for all the Ships.  The Borrowers acknowledge that under the current market circumstances, no further marketing of the Ships will likely obtain a higher or better offer than twenty five million Dollars ($25,000,000).

5.7	No Borrowing

(a)
The Borrowers have not incurred any Borrowed Money in contravention of clause 8.3.7 of the Loan Agreement except for (i) Borrowed Money pursuant to or permitted by the Security Documents or (ii) Permitted Borrowed Money. Other than the Lenders, the Guarantor and the creditors as more particularly described in the creditors' list attached hereto as Schedule 2, as of the date of this Agreement there are no other creditors of the Borrowers. The Borrowers undertake that all debts incurred in relation to the Ships which are due and owing to the creditors named in Schedule 2 and any additional debts incurred by the Borrowers prior to the closing of any transaction contemplated in Clause 3 shall be settled and paid from funds other than the cash in the Accounts prior to the completion of such transaction.

(b)
To the Borrowers' and the Guarantor's best knowledge, other than United Overseas Bank Limited, the Lenders and the creditors as more particularly described in the creditors' list attached in Schedule 2, as of the date of this Agreement there are no other secured creditors or unsecured creditors of the Guarantor or any of its Subsidiaries, except for administrative or secretarial service providers associated with the ownership and operation of the Ships by the Guarantor and its Subsidiaries.

5.8	Corporate Power

The Borrowers and the Guarantor warrant that all necessary and appropriate corporate action to authorise the entering into of this Agreement have been obtained and that this Agreement constitutes valid and binding obligations of the Borrowers and the Guarantor enforceable in accordance with its terms.

5.9	Repetition of Representations and Warranties

As of the date of this Agreement and on the Closing Date, the Borrowers shall be deemed to repeat the representations and warranties set out in clause 7.1 of the Loan Agreement (other than clauses 7.1.11, 7.1.13, 7.1.15 and 7.1.18) as if made with reference to the facts and circumstances existing on such day.

5.10	Condition of the Ships

The Guarantor will, upon the request thereof, take reasonable measures to assist the Nominated Party and/or its nominees in any efforts to procure and demand that the Approved Charterers remedy or rectify any defect of the Ships to ensure that the condition, structure and state of the Ships will be in materially the same to that of the aforesaid surveys conducted in 2007 (fair wear and tear excepted) as required by the relevant Approved Charter.

6.	Other Additional Provisions

6.1	Reservation of all rights and remedies of the Lenders and the Swap Provider

Without limitation, prior to the release of the Borrowers' and the Guarantor's liabilities and obligations in accordance with Clause 2.1:-

(a)
the Agent, for and on behalf of the Lenders, hereby expressly reserves all rights and remedies of the Lenders and the Swap Provider in respect of the events of potential non-compliance and potential Events of Default (or events of non-compliance and Events of Default, as the case may be), including, but not limited to, all rights and remedies of the Lenders and the Swap Provider under the Loan Agreement, the Master Swap Agreement and the Security Documents;

(b)
the Lenders' and the Swap Provider's rights remain reserved in respect of all or any other non-compliance with any provision of the Loan Agreement, the Master Swap Agreement or any Security Document which have previously been notified to the Borrowers together with any other non-compliance with the Loan Agreement, the Master Swap Agreement or any Security Document that may have occurred or are continuing; and

(c)
neither this Agreement, nor any delay or failure of the Lenders or the Swap Provider to enforce their rights under the Loan Agreement, the Master Swap Agreement or any Security Document or with respect to any non-compliance with any provision of the Loan Agreement, the Master Swap Agreement or any Security Document, shall constitute a variation, waiver, suspension or limitation of any rights of any of the Lenders or the Swap Provider pursuant to the Loan Agreement, the Master Swap Agreement or any Security Document, or give rise to any estoppel.

6.2	Claim Reinstatement

If the transaction contemplated under this Agreement or any payment or asset transfer made to the Lenders in connection with this Agreement is (a) challenged by the Borrowers and/or the Guarantor (on a joint or several basis), or their shareholders or other representatives thereof, or any third-party, or (b) subsequently invalidated, avoided, declared to be fraudulent or preferential, or set aside upon the challenge or disgorgement of such payment or transfer, then the obligations and liens released hereunder shall be reinstated in full force and effect.

7.	Conditions

7.1	Delivery of Transfer Documents into Escrow

On the date of this Agreement, the Guarantor shall place into escrow, and to the Agent's order, the original duly executed Share Transfer Documents together with all necessary approvals necessary to close the transaction contemplated under this Agreement, all in form acceptable to the Agent.

7.2	Agent's rights

In the event no sale to a third party has been agreed and approved pursuant to Clause 2.1 by the Closing Date, on the Closing Date the Agent shall implement the Share Transfer Documents and transfer ownership of the Borrowers to the Nominated Party in accordance with Clause 3.

7.3	Certificate of Resolutions

On the date of this Agreement, each Borrower and the Guarantor shall deliver to the Agent a certified copy (certified by its director) of the resolutions of its board of directors approving and ratifying the terms of, and the transactions contemplated by, this Agreement and resolving that it executes this Agreement.

8.	Miscellaneous

(a)	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

(b)	Time shall be of the essence in the performance of the respective obligations of the Borrowers and the Guarantor under this Agreement.

(c)
Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement.  Where however the provisions of any such applicable law may be waived, they are hereby waived by the Parties to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

(d)	Any amendment to this Agreement shall be in writing and signed by, or on behalf of, each Party.

(e)	Rights and remedies under this Agreement are cumulative and do not exclude any other rights or remedies provided by law or otherwise.

(f)
Neither the Borrowers nor the Guarantor may assign any of its rights under this Agreement or any document referred to in it without the prior written consent of the Agent (on the instructions of the Lenders).

9.	Governing Law and Jurisdiction

This Agreement, and all non-contractual obligations arising from or in connection with this Agreement, are governed by English law.

10.	Enforcement

(a)	In respect of the Borrowers, the provisions as to jurisdiction and service of process specified in clause 18.2 of the Loan Agreement apply to this Agreement.

(b)	In respect of the Guarantor, the provisions as to jurisdiction and service of process specified in clause 9.2 of the Guarantee apply to this Agreement.

Schedule 1

Terms of Share Sale

1.
On the Closing Date the Shares will be transferred to the Nominated Party or its nominee (in this Schedule, the "Transferee") free of all mortgages, charges, liens, encumbrances, claims and adverse interests with all rights and benefits attached or accruing thereto, including all dividends and other distributions declared but not paid.

2.	The Guarantor and the Borrowers shall upon first demand by the Agent deliver to the Transferee (to the extent not already delivered to the Agent):

(a)	duly executed Instruments of Transfer in respect of the Shares, transferring them to the Transferee, together with the existing share certificates relating to the Shares;

(b)	letters of resignation of each of the directors and officers of the Borrowers, confirming that they have no claims against the Borrowers for loss of office or otherwise;

(c)	the original stock register, minute book, book of share certificates, Articles of Incorporation and By-laws, all other books and records and the corporate seal of each Borrower; and

(d)
a resolution of the board of directors and of the shareholder of each Borrower, approving the transfer of Shares to the Transferee and the appointment of directors and officers nominated by the Transferee in respect of each Borrower.

(e)
a comfort letter from the Guarantor to the directors appointed by the Transferee that, to the best of the Guarantor's knowledge and belief, the current directors of the Borrowers have discharged their duties, inter alia, honestly in good faith without wilful misconduct or fraud.

Schedule 2

Creditors' List

Breakdown of Accruals and Payables
As at 11 December 2012

	Fantasy	Fiesta	Fighter	Freeway	Asian Grace	African Glory	African Joy	Maritime Glory	Maritime Grace	MCS (Holding)	MCS (HK)	Total
MUR Shipping B.V					2,358	(15,713)	4,723	189,538				180,907
Service fee due to Seanargy										540,000		540,000
Management fee due to MCS (HK)	45,625	45,625	45,825	45,625								182,499
Aeglr.Martne B.V.					40,411							40,411
Appleby Services (Bermuda) Ltd.										17,459		17,459
Bahico SA							47,463					47,483
Chingx1Shipyard (Guangzhou) Co Ltd					248,000							246,000
The Hongkong Electric Co Ltd											336	336
Feamisys A/S					585	565	585					1,755
Federal Express (Hong Kong) Ltd.											41	41
Fleet Management Ltd.					138,624		235,239	(29,686)	31,326			375,305
International Paint Limited					63,325							63,325
Kora/talc's D. S.A.						8,002						8,002
Marsh (Hong Kong) Ltd.								153	(81)		4.593	4,666
Netpas											149	149
NMS Ltd.					9,588							9,568
Risk Exchange Limited					39,063	23,131	24,008	21,051	(17.405)			89,848
Space Electronics Co Ltd							4,986					4,986
Viking Life-Saving Equipment B.V.								5,674				5,674
Vincent T.K. Cheung, Yap & Co	373	373	373	373	373	373	373			373	399	3,382
Wallern Shipmanagement Ltd						290.220						290,220
Accrual for broker commission					24,871	31,838	31,662	13,459				101,830
Accrual for Other coats (Offhlre)/Misc					6,050	12,050	23,956		73,726			115,782
Accrual for bank Interest	15,324	41,790	48,766	28,441	111,525	77,120	101,329					424,296
Accrual for professional fee (PWC)	7.858	7,858	7,858	7,858	7,858	7,858	7,858	7.858	7,858	26,118	26,044	122,887
Accrual for office & ataff expenses											44.830	44,830
Wind out fee due (accrual)										500,000		500,000
TOTAL ACCRUALS AND PAYABLES	69,180	95,648	102,623	82,297	890,613	435,464	482,182	207,848	95,426	1,083,948	76,393	3,421,520.09

Schedule 3

Outstanding Receivables

OUTSTANDING RECEIVABLES as of January 21, 2013

Estimated Hire to be received	Pacific Fantasy	Fiesta	Pacific Fighter	Clipper Freeway

23 January 2013 Oldenoff*	$35,337.47 approx	$35,337.47 approx	$35,337.47 approx	$35,337.47 approx

*           calculated based on previous week BHSI rates * 1.0063

IN WITNESS HEREOF the parties have caused this Agreement to be duly executed as a deed on the date first written above.

The Borrowers

SIGNED, SEALED and DELIVERED	)
)
by Stamatios Tsantanis	)	/s/ Stamatios Tsantanis
)
for and on behalf of	)
)
MARITIME FANTASY	)
SHIPPING LIMITED	)
)
pursuant to a power of attorney	)
dated 25 January 2013)
)
in the presence of:	)

/s/ Theodora Mitropetrou
Theodora Mitropetrou

SIGNED, SEALED and DELIVERED	)
)
by Stamatios Tsantanis	)	/s/ Stamatios Tsantanis
)
for and on behalf of	)
)
MARITIME FIESTA	)
SHIPPING LIMITED	)
)
pursuant to a power of attorney	)
dated 25 January 2013)
)
in the presence of:	)

/s/ Theodora Mitropetrou
Theodora Mitropetrou

SIGNED, SEALED and DELIVERED	)
)
by Stamatios Tsantanis	)	/s/ Stamatios Tsantanis
)
for and on behalf of	)
)
MARITIME FIGHTER	)
SHIPPING LIMITED	)
)
pursuant to a power of attorney	)
dated 25 January 2013)
)
in the presence of:	)

/s/ Theodora Mitropetrou
Theodora Mitropetrou

SIGNED, SEALED and DELIVERED	)
)
by Stamatios Tsantanis	)	/s/ Stamatios Tsantanis
)
for and on behalf of	)
)
MARITIME FREEWAY	)
SHIPPING LIMITED	)
)
pursuant to a power of attorney	)
dated 25 January 2013)
)
in the presence of:	)

/s/ Theodora Mitropetrou
Theodora Mitropetrou

The Guarantor

SEALED with the COMMON SEAL of	)
)
)
MARITIME CAPITAL	)
SHIPPING LIMITED	)
)
and SIGNED by	)
Stamatios Tsantanis	)	/s/ Stamatios Tsantanis
in the presence of:	)

/s/ Theodora Mitropetrou
Theodora Mitropetrou

The Agent

SIGNED by	)
Alastair Craig MacAulay	)	/s/ Alastair Craig MacAulay
Attorney-in-fact	(
)
for and on behalf of	)
)
)
DVB GROUP MERCHANT	)
BANK (ASIA) LTD.	)
)
pursuant to a power of attorney	)
dated 28 January 2013)
)
in the presence of: Vivian Wong	)
/s/ Vivian Wong

The Nominated Party

SIGNED by	)
Alastair Craig MacAulay	)	/s/ Alastair Craig MacAulay
Attorney-in-fact	)
)
for and on behalf of	)
)
)
GREEN EAGLE OPCO LLC	)
)
)
pursuant to a power of attorney	)
dated 17 January 2013)
)
)
in the presence of: Vivian Wong	)
/s/ Vivian Wong

The Lenders

SIGNED by	)
Alastair Craig MacAulay	)	/s/ Alastair Craig MacAulay
Attorney-in-fact	)
)
for and on behalf of	)
)
DVB GROUP MERCHANT	)
BANK (ASIA) LTD.	)
)
)
pursuant to a power of attorney	)
dated 28 January 2013)
)
)
in the presence of: Vivian Wong	)
/s/ Vivian Wong

SIGNED by	)
Alastair Craig MacAulay	)	/s/ Alastair Craig MacAulay
Attorney-in-fact	)
)
for and on behalf of	)
)
)
CREDIT SUISSE AG	)
)
pursuant to a power of attorney
dated 23 January 2013
)
in the presence of: Vivian Wong	)
/s/ Vivian Wong

SIGNED by Chun Siok Lhan	)
)
for and on behalf of	)	/s/ Chun Siok Lhan
)
)
UNITED OVERSEAS BANK	)
LIMITED	)
)
)
in the presence of:	)